Filed pursuant to Rule 424(b)(2)
Registration No. 333-64844

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 27, 2003)

Partially-Protected Bear Yield Notes
UBS AG $28,000,000 90% Principal Protected Senior Notes
linked to the 10-Year Constant Maturity U.S. Treasury Rate due October 27, 2006

Issuer:	UBS AG
Maturity Date:	October 27, 2006
Coupon:	We will not pay you interest during the term of the notes.
Maximum Return:	20.094% total return, or $200.94 for each $1,000 principal amount of notes.
Denominations:	$1,000 and integral multiples thereof.
Payment at Maturity:	You will receive a cash payment at maturity that is based on the Final Yield Level as follows:
➢ If the Final Yield Level is equal to or greater than the High Strike Yield, you will receive your principal amount, plus the maximum return of 20.094%. As a result, you will receive the maximum possible payment at maturity, which is equal to $1,200.94 for each $1,000 principal amount of your Notes.

➢ If the Final Yield Level is less than the High Strike Yield but greater than the Low Strike Yield, you will receive (a) 90% of your principal amount, plus (b) an additional amount equal to your principal amount multiplied by 30.094 multiplied by the difference between the Final Yield Level and the Low Strike Yield. As a result, you will receive between 90% and 120.094% (the maximum payment) of the principal amount of your notes at maturity. You will only receive a positive return on your investment if the Final Yield Level as of the Final Valuation Date is more than the Par Return Level. If the Final Yield Level is less than the Par Return Level on the Final Valuation Date, you will lose between 0% and 10% of your principal.

➢ If the Final Yield Level is less than or equal to the Low Strike Yield, you will receive only 90% of your principal amount and no additional payment. As a result, you will lose 10% of your principal, which will mean a payment at maturity of $900 for each $1,000 principal amount of your notes.

For a description of how your payment at maturity will be calculated, see ‘‘How will your payment at maturity be calculated?’’ on page S-4, “Hypothetical examples of how the notes might perform at maturity” on page S-4 and ‘‘Specific Terms of the Notes–Payment at Maturity” on page S-12.

Final Yield Level:	The 10-year “Constant Maturity Treasury” (or “CMT”) rate set forth in the weekly statistical release designated as H.15 (519) as displayed on Telerate Page 7051 for the Final Valuation Date. See “Specific Terms of the Notes – Payment at Maturity” for a description of how the Final Yield Level will be determined if the 10-year Constant Maturity Treasury rate is not available on Telerate Page 7051 by 3:30 p.m. on the Final Valuation Date.

High Strike Yield:	5.29%
Low Strike Yield:	4.29%
Par Return Level:	4.623%
Current Level:	The 10-year constant maturity U.S. Treasury rate as of April 21, 2005 is 4.32%.
Final Valuation Date:	Two Business Days prior to the Maturity Date.
Minimum Initial	The notes will initially be sold by UBS Securities LLC and UBS Financial Services Inc. in minimum amounts of
Investment:	$10,000 and in increments of $1,000 above that amount.
Booking Branch:	UBS AG, acting through its Jersey Branch.
Calculation Agent:	UBS AG, acting through its London Branch.
CUSIP Number:	90261KKR0

See ‘‘Risk Factors’’ beginning on page S-8 for risks related to an investment in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of UBS AG and are not FDIC insured.

The notes will not be listed on any U.S. stock exchange. As of the date of this prospectus supplement, there has not yet established a market or market price for the notes. The Issuer expects to deliver the notes through the facilities of The Depositary Trust Company on April 29, 2005.

	Price to Public	Underwriting Discount	Proceeds to UBS AG

Per Note	100%	1%	99%
Total	28,000,000	280,000	27,720,000

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated April 21, 2005

Prospectus Supplement Summary

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries.

What are the Partially-Protected Constant Maturity U.S. Treasury Rate Linked Securities?

The Partially-Protected Bear Yield Notes, which we refer to in this prospectus supplement as the notes, are medium-term senior notes issued by us whose return is linked to the change in the 10-year “Constant Maturity Treasury” rate between the date of this prospectus, which we refer to as the pricing date, and the Final Valuation Date, as described below:

➢	If the Final Yield Level is equal to or greater than the High Strike Yield, you will receive your principal amount, plus the maximum return of 20.094%. As a result, you will receive the maximum possible payment at maturity, which is equal to $1,200.94 for each $1,000 principal amount of your notes.

➢	If the Final Yield Level is less than the High Strike Yield but greater than the Low Strike Yield, you will receive (a) 90% of your principal amount, plus (b) an additional amount equal to your principal amount multiplied by 30.094 multiplied by the difference between the Final Yield Level and the Low Strike Yield. As a result, you will receive between 90% and 120.094% (the maximum payment) of the principal amount of your notes at maturity. You will only receive a positive return on your investment if the Final Yield Level as of the Final Valuation Date is more than the Par Return Level. If the Final Yield Level is less than the Par Return Level on the Final Valuation Date, you will lose between 0% and 10% of your principal.

➢	If the Final Yield Level is less than or equal to the Low Strike Yield, you will receive only 90% of your principal amount and no additional payment. As a result, you will lose 10% of your principal, which will mean a payment at maturity of $900 for each $1,000 principal amount of your notes.

The “Final Yield Level” means the 10-year “Constant Maturity Treasury” (or “CMT”) rate set forth in the weekly statistical release designated as H.15(519) as displayed on Telerate Page 7051 for the Final Valuation Date. For a description of how the Final Yield Level will be determined if the CMT rate is not available on Telerate Page 7051 by 3:30 p.m. on the Final Valuation Date, see “Specific Terms of the Notes – Payment at Maturity” on page page S-12.

Low Strike Yield: 4.29%.

High Strike Yield: 5.29%.

Par Return Level: 4.623%.

We will not pay you interest during the term of the notes.

For a description of how your payment at maturity will be calculated, see ‘‘How will your payment at maturity be calculated?’’ on page S-4 and ‘‘Specific Terms of the Notes—Payment at Maturity’’ on page S-12.

Selected Purchase Considerations

➢	Growth Potential—The notes provide the opportunity to participate in a portion of any increases in the 10-year Constant Maturity Treasury rate during the time that the notes are outstanding. However, your maximum possible return on the notes will be limited to 20.094% .

➢	Partial Principal Protection—A maturity, you will receive at least 90% of your principal amount, or $900 per $1,000 principal amount of the notes, even if the 10-year Constant Maturity Treasury rate declines below the Low Strike Yield. However, you will not receive a positive return on your notes unless the 10-year Constant Maturity Treasury rate on the Final Valuation Date exceeds the Par Return Level. If the Final Yield Level is less than the Par Return Level you will lose up to 10% of the principal amount of your notes.

➢	No interest payments—You will not receive any periodic interest payments on the notes.

What are some of the risks of the notes?

An investment in the notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the “Risk Factors” section of this prospectus supplement, beginning on page S-8 and the “Considerations Relating to Indexed Securities” section of the accompanying prospectus beginning on page 57.

➢	At maturity, you may lose up to 10% of your principal—The full principal amount of your notes is not protected. You will lose 10% of the principal amount of your notes if the Final Yield Level is less than or equal to the Low Strike Yield. In addition, in order to receive 100% of your principal investment at maturity, the 10-year Constant Maturity Treasury rate must increase from its current level (4.32% as of April 21, 2005) to the Par Return Level.

➢	You will not receive more than the maximum return at maturity—Because the maximum return on the notes is 20.094%, the maximum cash payment per $1,000 principal amount of the notes at maturity will be $1,200.94. You will not participate in any increase in the 10-year Constant Maturity Treasury rate above the High Strike Yield.

➢	Partial principal protection only if you hold the notes to maturity—If you sell your notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have the benefit of the partial principal protection that you would receive if you held your notes to maturity. You should be willing to hold your notes to maturity.

➢	There may be little or no secondary market for the notes—We do not intend to list the notes on any stock exchange and there can be no assurances that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the notes, although they are not required to do so and may stop making a market at any time.

The notes may be a suitable investment for you if:

➢	You believe that the 10-year Constant Maturity Treasury rate will increase over the term of the notes and will be at least equal to the Par Return Level on the Final Valuation Date.

➢	You seek an investment that offers partial principal protection when the notes are held to maturity.

➢	You are willing to hold the notes to maturity.

➢	You seek an investment with a return linked to the change in the 10-year Constant Maturity Treasury rate.

➢	You do not seek current income from this investment.

The notes may not be a suitable investment for you if:

➢	You seek current income from your investment.

➢	You seek an investment that is 100% principal protected.

➢	You seek an investment that offers the possibility to participate in the full increase in the 10-year Constant Maturity Treasury rate.

➢	You believe that the 10-year Constant Maturity Treasury rate will not increase over the term of the notes or will be less than the Par Return Level on the Final Valuation Date.

➢	You believe that the 10-year Constant Maturity Treasury rate will increase over the term of the notes and that the level of that rate on the Final Valuation Date will be greater than the High Strike Yield and you do not wish to cap your return in the manner provided in the notes.

➢	You seek an investment for which there will be an active secondary market.

➢	You are unable or unwilling to hold the notes until maturity.

What is the 10-year Constant Maturity Treasury rate and what are some factors that affect a change in it?

According to the United States Treasury’s website, “Constant Maturity Treasury” rates (or “CMTs”) are yields interpolated by the United States Department of the Treasury from its daily yield curve. That yield curve, which relates the yield on a U.S. Treasury security to its time to maturity, is based on the closing market bid yields on actively traded U.S. Treasury securities in the over-the-counter market. These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York. The yield values are read from the yield curve at fixed maturities (as of the date of this Prospectus Supplement, they are 1, 3 and 6 months and 1, 2, 3, 5, 7, 10 and 20 years). This method provides a yield for a 10-year maturity, for example, even if no outstanding U.S. Treasury security has exactly 10 years remaining to maturity.

For more information on how the Constant Maturity Treasury rate is determined, see the United States Treasury’s website at http://www.treasury.gov/.

Yield curve rates are normally available at the U.S. Department of the Treasury’s web site
(http://www.treasury.gov/offices/domestic-finance/debt-management/interest-rate/index.shtml) as early as 4:30 PM and usually no later than 6:00 PM on each trading day.

Factors that may affect the 10-year Constant Maturity Treasury rate include:

  supply and demand of U.S. Treasury notes with approximately 10 years remaining to maturity;

  general economic, financial, political or regulatory conditions;

  monetary policies of the Federal Reserve Bank, changes in the Federal funds rate and changes in the shape of the yield curve; and

  inflation and expectations concerning inflation.

What are the tax consequences of the notes?

The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Under such treatment, regardless of your method of tax accounting, you generally will be required to accrue interest on a constant yield to maturity basis at a “comparable yield,” as determined by us, with the result that you will recognize taxable income while the notes are outstanding, although we will not make any payments to you prior to the maturity of the notes. In addition, any gain recognized upon a sale, exchange or retirement of the notes will generally be treated as ordinary interest income for U.S. federal income tax purposes. See the section entitled “Certain United States Federal Income Tax Consequences” for additional discussion of the U.S. federal income tax treatment of the notes.

Please see the attached Prospectus for a discussion of certain Swiss tax considerations relating to the notes.

How will your payment at maturity be calculated?

Your payment at maturity will depend on the Final Yield Level relative to the High Strike Yield and the Low Strike Yield.

➢	If the Final Yield Level is equal to or greater than the High Strike Yield, you will receive your principal amount, plus the maximum return of 20.094%. As a result, you will receive the maximum possible payment at maturity, which is equal to $1,200.94 for each $1,000 principal amount of your Notes. Even if the Final Yield Level substantially exceeds the High Strike Yield, your payment at maturity will be equal to, and capped at, this amount.

➢	If the Final Yield Level is less than or equal to the Low Strike Yield, you will receive only 90% of your principal amount and no additional payment. As a result, you will lose 10% of your principal, which will mean a payment at maturity of $900 for each $1,000 principal amount of your Notes.

➢	If the Final Yield Level is less than the High Strike Yield but greater than the Low Strike Yield, the following steps are necessary to calculate your payment at maturity:

Step 1: Calculate the Adjusted Payout Percentage on the notes.

Adjusted Payout Percentage = 90% + (30.094 x (Final Yield Level – Low Strike Yield))

Step 2: Calculate the cash payment at maturity.

Payment at maturity = Adjusted Payout Percentage x principal amount of your notes

Hypothetical examples of how the notes might perform at maturity.

Assumptions:

Low Strike Yield:	4.29% (1)
High Strike Yield:	5.29% (2)
Principal amount of the notes:	$1,000
Maximum total return on the notes:	20.094%	total return
Maximum payment at Maturity:	$1,200.94
Minimum payment at Maturity:	$900
Payout if Final Yield Level is less than the High Strike Yield but greater than the Low Strike Yield:	90% + (30.094 x (Final Yield Level – Low Strike Yield))(3)

(1)	The Low Strike Yield represents the 10-year Constant Maturity Treasury rate that the Final Yield Level must exceed in order for an investor to receive more than the minimum return, which is 90% of the principal amount of the notes at maturity.

(2)	The High Strike Yield represents the 10-year Constant Maturity Treasury rate that the Final Yield Level must be equal to or greater than in order for an investor to receive the maximum return on the notes.

(3)	This formula represents an example of how the payout is calculated if the Final Yield Level is less than the High Strike Yield but greater than the Low Strike Yield.

LOSS OUTCOMES:

Example 1–The Final Yield Level on the Final Valuation Date is 4.0%, which is below the Low Strike Yield

Since the Final Yield Level is below the Low Strike Yield of 4.29%, only 90% of your investment is protected.

Your total cash payment at maturity of a $1,000 principal amount of the notes therefore would be $900 (i.e., a 10% loss), which includes:

Principal Amount		$1,000
Minimum Payout (100% of principal amount less 10% maximum loss).			90%

	Payment at Maturity:	$900		(90% of $1,000, the minimum payment on the notes)

	Loss	$100

Example 2–The Final Yield Level on the Final Valuation Date is 4.39%, a 0.1% higher yield level than the Low Strike Yield

Since the Final Yield Level is above the Low Strike Yield of 4.29%, but below the High Strike Yield of 5.29%, you will receive 90% of your principal amount, plus 30.094 multiplied by the difference between the Final Yield Level and the Low Strike Yield.

Adjusted Payout Percentage:		90% + (30.094 x (Final Yield Level – Low Strike Yield)
	=	90% + (30.094 x 0.1%)
	=	93.01%

Your total cash payment at maturity would therefore be $930.10 (a 6.99% loss), which includes:

➢	Principal Amount	$1,000
➢	Adjusted Payout Percentage		93.01%

	Payment at Maturity:	$930.10		(93.01% of $1,000)

	Loss	$69.90

PAR RETURN OUTCOME:

Example 3–The Final Yield Level on the Final Valuation Date is 4.623%, a 0.333% higher yield level than the Low Strike Yield

Since the Final Yield Level is above the Low Strike Yield of 4.29%, but below the High Strike Yield of 5.29%, you will receive 90% of your principal amount, plus 30.094 multiplied by the difference between the Final Yield Level and the Low Strike Yield.

Adjusted Payout Percentage:		90% + (30.094 x (Final Yield Level – Low Strike Yield)
	=	90% + (30.094 x 0.333%)
	=	100%

Your total cash payment at maturity would therefore be $1,000 (a 0.00% return on investment) which includes:

➢	Principal Amount	$1,000
➢	Adjusted Payout Percentage		100%

	Payment at Maturity:	$1,000		(100% of $1,000)

	Loss/Income	$0

GAIN OUTCOMES:

Example 4–The Final Yield Level on the Final Valuation Date is 5%, a 0.71% higher yield level than the Low Strike Yield

Since the Final Yield Level is above the Low Strike Yield of 4.29%, but below the High Strike Yield of 5.29%, you will receive 90% of your principal amount, plus 30.094 multiplied by the difference between the Final Yield Level and the Low Strike Yield.

Adjusted Payout Percentage:		90% + (30.094 x (Final Yield Level – Low Strike Yield)
	=	90% + (30.094 x 0.71%)
	=	111.37%

Your total cash payment at maturity would therefore be $1,113.67 (an 11.37% total return on investment), which includes:

➢	Principal Amount	$1,000
➢	Adjusted Payout Percentage		111.37%

	Payment at Maturity:	$1,113.67		(111.37% of $1,000)

	Income	$113.67

Example 5–The Final Yield Level on the Final Valuation Date is 6%, a 1.71% higher yield level than the Low Strike Yield

Since the Final Yield Level is above the High Strike Yield of 5.29%, you will receive the maximum return on the notes and will not participate in the full increase in the 10-year Constant Maturity Treasury rate.

Your total cash payment at maturity would therefore be limited to $1,200.94 (a 20.094% total return on investment) which includes:

➢	Principal Amount	$1,000
➢	Adjusted Payout Percentage		120.094%

	Payment at Maturity:	$1,200.94

	Income	$200.94

Historical Information

We have included the following graph of the historical behavior of the 10-year constant maturity U.S. Treasury rate for your reference. Past movements of the 10-year constant maturity U.S. Treasury rate are not indicative of future levels or the future behavior of such difference.

Source: Bloomberg Financial Systems

In the graph, the top dotted horizontal line shows the High Strike Yield, the bottom dotted horizontal line shows the Low Strike Yield, and the dotted horizontal line in between them shows the Par Return Level.

Risk Factors

The return on the notes is linked to the level of the 10-year Constant Maturity Treasury rate on the Final Valuation Date. This section describes the most significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the notes.

You may lose up to 10% of your principal

The full principal amount of your notes is not protected. You will lose 10% of the principal amount of your notes if the Final Yield Level is less than or equal to the Low Strike Yield. In addition, in order to receive 100% of your principal investment at maturity, the Final Yield Level must increase to the Par Return Level from the current level (as of April 21, 2005) of 4.32%. Accordingly, you may lose up to 10% of your principal at maturity. In addition, we will not pay any interest on the notes.

See “How will your payment at maturity be calculated?” on page S-4.

The notes are intended to be held to maturity. Your principal is partially protected only if you hold your notes to maturity

You will receive at least the minimum payment of 90% of the principal amount of your notes if you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not be entitled to partial principal protection or any minimum total return on the portion of your notes sold. You therefore should be willing to hold your notes to maturity.

Your maximum return on the notes at maturity is limited to 20.094% of your principal

Your payment at maturity is based on the level of the 10-year Constant Maturity Treasury rate on the Final Valuation Date. If the Final Yield Level is greater than or equal to the High Strike Yield, your payment at maturity will be limited to the maximum total return on the notes of 20.094%. Therefore, your ability to participate in any increase in the 10-year Constant Maturity Treasury rate through an investment in the notes is limited because the amount that you receive at maturity will never exceed $1,200.94 for each $1,000 principal amount of the notes.

Historical performance of the 10-year Constant Maturity Treasury rate should not be taken as an indication of the future performance of the 10-year Constant Maturity Treasury rate during the term of the notes

It is impossible to predict whether the 10-year Constant Maturity Treasury rate will rise or fall. The 10-year Constant Maturity Treasury rate will be influenced by complex and interrelated political, economic, financial and other factors, therefore historical performance of the 10-year Constant Maturity Treasury rate should not be taken as an indication of the future performance of the 10-year Constant Maturity Treasury rate during the term of the notes. Factors that may influence the 10-year Constant Maturity Treasury rate include:

➢	supply and demand of U.S. Treasury notes with approximately 10 years remaining to maturity;

➢	general economic, financial, political or regulatory conditions;

➢	monetary policies of the Federal Reserve Bank, changes in the Federal funds rate and changes in the shape of the yield curve; and

➢	inflation and expectations concerning inflation.

The market value of the notes may be influenced by unpredictable factors

The market value of your notes may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine the amount to be paid to you at maturity. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that generally the 10-year

Risk Factors

Constant Maturity Treasury rate on any day and expectations relating to the future level of the 10-year Constant Maturity Treasury rate will affect the market value of the notes more than any other single factor.

Other factors that may influence the market value of the notes include:

➢	supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

➢	economic, financial, political and regulatory or judicial events that affect financial markets generally;

➢	interest rates in the market generally;

➢	the time remaining to the Final Valuation Date; and

➢	the creditworthiness and credit ratings of UBS.

There may not be an active trading market in the notes

We expect there will be little or no liquidity in the notes. We do not intend to list the notes on any national stock exchange and it is not possible to predict whether a secondary market will develop for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the notes, but they are not required to do so. Even if UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the notes, they may stop doing so at any time.

Trading by UBS AG or its affiliates in the U.S. Treasury market may impair the value of the notes

We and our affiliates are active participants in the U.S. Treasury market as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more U.S. Treasury transactions. In addition, as described below under “Use of Proceeds and Hedging” on page S-17, we or one or more of our affiliates may hedge our U.S. Treasury exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the 10-year Constant Maturity Treasury rate and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

Our business activities may create conflicts of interest

The trading activities related to the U.S. Treasury notes may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between UBS and you.

We may have conflicts of interests arising from our relationships with the Calculation Agent

UBS AG, acting through its London Branch, will serve as the Calculation Agent. The Calculation Agent will, among other things, determine the Final Yield Level, which will affect the payment at maturity on the notes and may also affect the market value of the notes. Since both the Issuer and the Calculation Agent are branches of UBS AG, the Calculation Agent will have a conflict of interest in making any such determination. You should be aware that the Calculation Agent is under no obligation to take your interests into consideration in determining the Final Yield Level.

Owning the notes is not the same as owning a U.S. Treasury Security directly.

The return on your notes will not reflect the return you would realize if you actually purchased U.S. Treasury Securities that on the Final Valuation Date would have 10 years remaining until maturity. The 10-year Constant Maturity Treasury rate is calculated by extrapolating between bid rates for a combination of Treasury securities, and do not necessarily reflect the price or even the existence of a security with exactly the same rate and the 10-year maturity reflected in the 10-year Constant Maturity Treasury rate on the Final Valuation Date.

You will not receive interest on the notes.

Risk Factors

UBS research reports on interest rates may create conflicts of interest between you and us.

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. These activities may affect the market value of the notes.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the notes.

The notes are not insured by the FDIC.

The notes are not deposit liabilities of UBS and neither the notes or your investment in the notes are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes

Under such treatment, if you are a U.S. taxable investor, you will be required to accrue as ordinary income amounts based on the “comparable yield” of the notes, as determined by us, with the result that you will recognize taxable income while the notes are outstanding, although we will not make any payments to you prior to maturity of the notes. In addition, any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as ordinary interest income for U.S. federal income tax purposes. You should review carefully the section of this prospectus supplement entitled “Certain United States Federal Income Tax Consequences.”

The amount we will pay you to redeem your notes because we are required to pay additional amounts in respect of tax withholding is uncertain

If we redeem your notes because we are required to pay additional amounts in respect of tax withholding, we will pay you a redemption price for your notes that will be determined by the Calculation agent in a manner reasonably calculated to preserve your and our relative economic position. Such redemption price would take into consideration the net present value of any expected payment at maturity on the notes. If there is no or little expected future payment on the notes above the protected portion of the principal, the net present value would primarily depend on the present value of the repayment of the principal protected amount at maturity, which would result in a net present value of the notes below their outstanding principal amount.

Value of the Notes

At maturity. You will receive a cash payment at maturity that is based on the Final Yield Level.

➢	If the Final Yield Level is equal to or greater than the High Strike Yield, you will receive your principal amount, plus the maximum return of 20.094%, which will be set on the pricing date. As a result, you will receive the maximum possible payment at maturity, which is equal to $1,200.94 for each $1,000 principal amount of your Notes. Even if the Final Yield Level substantially exceeds the High Strike Yield, your payment at maturity will be equal to, and capped at, this amount.

➢	If the Final Yield Level is less than the High Strike Yield but greater than the Low Strike Yield, you will receive (a) 90% of your principal amount, plus (b) an additional amount equal to your principal amount multiplied by 30.094 multiplied by the difference between the Final Yield Level and the Low Strike Yield. As a result, you will receive between 90% and 120.094% (the maximum payment) of the principal amount of your notes at maturity. You will only receive a positive return on your investment if the Final Yield Level as of the Final Valuation Date is more than the Par Return Level. If the Final Yield Level is less than the Par Return Level on the Final Valuation Date, you will lose between 0% and 10% of your principal.

➢	If the Final Yield Level is less than or equal to the Low Strike Yield, you will receive only 90% of your principal amount and no additional payment. As a result, you will lose 10% of your principal, which will mean a payment at maturity of $900 for each $1,000 principal amount of your Notes.

For a description of how your payment at maturity will be calculated, see ‘‘How will your payment at maturity be calculated?’’ on page S-4, “Hypothetical examples of how the notes might perform at maturity” on page S-4 and ‘‘Specific Terms of the Notes–Payment at Maturity” on page S-12.

Prior to maturity. You should understand that the market value of the notes will be affected by several factors, many of which are beyond our control. We expect that generally the 10-year Constant Maturity Treasury rate on any day and expectations relating to the future level of the 10-year Constant Maturity Treasury rate will affect the market value of the notes more than any other single factor. Other factors that may influence the market value of the notes include supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker, economic, financial, political and regulatory or judicial events that affect financial markets generally, interest rates in the market generally, the time remaining to the Final Valuation Date as well as the creditworthiness and credit ratings of UBS. See “Risk Factors” beginning on page S-8 for a discussion of the factors that may influence the market value of the notes prior to maturity.

Specific Terms of the Notes

In this section, references to “holders” mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of debt securities entitled “Medium Term notes, Series A” that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all Medium Term notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the notes in more detail below.

Coupon

We will not pay you interest during the term of the notes.

Denomination

The denomination of the notes will be $1,000 or integral multiples thereof.

Payment at Maturity

Your payment at maturity will depend on the Final Yield Level relative to the Low Strike Yield:

➢	If the Final Yield Level is equal to or greater than the High Strike Yield, you will receive your principal amount, plus the maximum return of 20.094%. As a result, you will receive the maximum possible payment at maturity, which is equal to $1,200.94 for each $1,000 principal amount of your notes.

➢	If the Final Yield Level is less than the High Strike Yield but greater than the Low Strike Yield, you will receive (a) 90% of your principal amount, plus (b) an additional amount equal to your principal amount multiplied by 30.094 multiplied by the difference between the Final Yield Level and the Low Strike Yield. As a result, you will receive between 90% and 120.094% (the maximum payment) of the principal amount of your notes at maturity. You will only receive a positive return on your investment if the Final Yield Level as of the Final Valuation Date is more than the Par Return Level. If the Final Yield Level is less than the Par Return Level on the Final Valuation Date, you will lose between 0% and 10% of your principal.

➢	If the Final Yield Level is less than or equal to the Low Strike Yield, you will receive only 90% of your principal amount and no additional payment. As a result, you will lose 10% of your principal, which will mean a payment at maturity of $900 for each $1,000 principal amount of your notes.

Specific Terms of the notes

The following steps are necessary to calculate your payment at maturity:

Step 1: Calculate the Adjusted Payout Percentage on the notes.

Adjusted Payout Percentage = 90% + (30.094 x (Final Yield Level – Low Strike Yield))

Step 2: Calculate the cash payment at maturity.

Payment at maturity = Adjusted Payout Percentage x principal amount of your notes

On the pricing date, we will determine the High Strike Yield and the Par Return Level, which will be disclosed to you in the final prospectus supplement delivered in connection with the sale of the notes.

➢	Low Strike Yield: 4.29%

➢	High Strike Yield: 5.29%

The “Final Yield Level” means the 10-year “Constant Maturity Treasury” (or “CMT”) rate set forth in the weekly statistical release designated as H.15(519) as displayed on Telerate Page 7051 for the Final Valuation Date. If the Final Yield Level cannot be determined in the manner described above, the following procedures will be used:

(1) If the applicable rate described above is not displayed on Telerate Page 7051 by 3:30 p.m., New York City time on the Final Valuation Date, unless the calculation is made earlier and the rate is available from that source at that time on the Final Valuation Date, then the Final Yield Level will be the Treasury constant maturity rate having a designated maturity of 10 years, as published in H.15(519) or another recognized electronic source for displaying the rate.

(2) If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:30 p.m., New York City time on the Final Valuation Date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the Final Yield Level will be the Treasury constant maturity rate, or other United States Treasury rate, for a designated maturity of 10 years and with reference to the Final Valuation Date, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the Calculation Agent determines to be comparable to the rate formerly displayed on Telerate Page 7051 and published in H.15(519).

(3) If the rate described in the prior paragraph cannot be determined, then the Calculation Agent will determine the Final Yield Level to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the Final Valuation Date reported, according to their written records, by three leading primary United States government securities dealers in New York City. The Calculation Agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct non-callable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately 10 years and a remaining term to maturity of not less than nine years in a representative amount. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to the 10 years, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

(4) If the Calculation Agent cannot obtain three Treasury Note quotations of the kind described in the prior paragraph, the Calculation Agent will determine the Final Yield Level to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than 10 years which have a remaining term to maturity closest to 10 years and in a representative amount, as of approximately 3:30 p.m., New York City time, on the Final Valuation Date of leading primary United States government securities dealers in New York City. In selecting these offered rates, the Calculation Agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury Notes with an original maturity longer than 10 years have remaining terms to maturity that are equally close to

Specific Terms of the notes

the designated CMT Index Maturity, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

(5) If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described in the prior paragraph, then the Final Yield Level for the Final Valuation Date will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated.

(6) If two or fewer leading primary United States government securities dealers selected by the Calculation Agent are quoting as described above, the Final Yield Level will be determined by the Calculation Agent acting in good faith in light of the commercial circumstances.

Maturity Date

The maturity date will be October 27, 2006 unless that day is not a Business Day, in which case the maturity date will be the next following Business Day.

Final Valuation Date

The Final Valuation Date will be two Business Days prior to the Maturity Date.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the notes in the circumstances described under “Description of Debt Securities We May Offer–Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes at maturity. We describe the default amount below under “–Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the notes issued here as the outstanding principal amount of that note. Although the terms of the notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer–Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer–Modification and Waiver of Covenants.”

Default Amount

The default amount for the notes on any day will be an amount, in U.S. dollars for the principal of the notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

Specific Terms of the notes

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest–or, if there is only one, the only–quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Days objection period have not ended before the Final Valuation Date, then the default amount will equal the principal amount of the notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in “Description of Debt Securities We May Offer–Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “–Maturity Date” and “Final Valuation Date” above.

As used in this prospectus supplement, a business day is any day that meets all the requirements set out in “Description of Debt Securities We May Offer–Payment Mechanics for Debt Securities–Payment Dates and Regular Record Dates for Interest” in the attached prospectus and is also not a day which the Bond Market Association

Specific Terms of the notes

recommends that the fixed income department of its members be closed for the entire day for purposes of trading in the U.S. government securities.

Role of Calculation Agent

UBS AG, acting through its London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of the notes without notice. The Calculation Agent will make all determinations regarding the value of the notes at maturity, Business Days, the default amount, the High Strike Yield, the Low Strike Yield, the Final Yield Level and the amount payable in respect of your notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In connection with the sale of the notes, we or our affiliates may enter into hedging transactions involving the execution of interest rate swap and option transactions, purchases and sales of U.S. Treasury securities and listed or over-the-counter options on U.S. Treasury securities or the execution of other derivative transactions with returns linked to or related to changes in the value of U.S. Treasury securities and/or their yields both before and after the Issue Date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  execute or terminate interest rate swap and option transactions;

  acquire or dispose of U.S. Treasury securities;

  take or dispose of positions in listed or over-the-counter options or other instruments based on U.S. Treasury securities; or

  do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Risk Factors” on page S-8 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

As of December 31, 2004

	CHF (in millions)	USD (in millions)

Debt
Debts issued(1)	179,502	157,524
Total debt	179,502	157,524
Minority Interest(2)	5,426	4,762
Equity attributable to UBS shareholders	33,941	29,785

Total capitalization	218,869	192,071

CHF amounts have been translated into USD at the rate of CHF 1 = $0.87756

(1)	Includes Money Market Paper and Medium Term Notes as per Balance sheet position.
(2)	Includes Trust preferred securities.

Certain United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at the issue price and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  a financial institution;

  an insurance company;

  a tax-exempt entity;

  a dealer in securities or foreign currencies;

  a person holding the notes as part of a hedging transaction, “straddle,” synthetic security, conversion transaction, or other integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a U.S. Holder if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

  a citizen or resident of the United States,

  a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to the United States federal income taxation regardless of its source.

The notes should be treated as “contingent payment debt instruments” for United States federal income tax purposes, and the following discussion assumes this treatment. Under this treatment, the notes will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as set forth below.

We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes, including the level of subordination,

Certain United States Federal Income Tax Consequences

term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We have determined that the “comparable yield” is an annual rate of 3.69%, compounded semi-annually. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Based upon our determination of the comparable yield, the “projected payment schedule” per $1,000 note consists of a single payment at maturity, equal to $1,056.38. Neither the “comparable yield” nor the “projected payment schedule” constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

For U.S. federal income tax purposes, you are required to use this comparable yield and projected payment schedule in determining interest accruals in respect of a note, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (the “IRS”). Regardless of your accounting method, you generally will be required to accrue interest income on the notes at the comparable yield. Based on our determination of the comparable yield and the projected payment schedule as set forth above and assuming the use of semi-annual accrual periods, the amount of OID that will be deemed to have accrued with respect to $1,000 principal amount of the notes during each calendar year is: $25.13 in 2005 and $31.25 in 2006.

Upon a sale, exchange or retirement of a note (including at its maturity), you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the note. Your tax basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note. You generally will treat any gain as interest income and any loss first as ordinary loss, to the extent of previous interest inclusions, and then as a capital loss.

Losses recognized as described above are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding these limitations and reporting obligations.

Special rules will apply if the additional amount payable at maturity becomes fixed more than six months prior to maturity. For this purpose, a payment will be treated as fixed if all contingencies with respect to it become remote or incidental within the meaning of the applicable Treasury regulations. Generally, in this case you would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment at maturity in a reasonable manner over the remaining term of the notes. Your tax basis in the notes and the character of any gain or loss on the sale of the note would also be affected. You should consult your tax adviser concerning the application of these special rules.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

“Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of the notes. Such holders should consult their own tax advisers regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes.

Payments to you on the notes, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income tax (including withholding tax) provided generally that you have fulfilled the certification requirement described below and such amounts are not effectively connected with your conduct of a U.S. trade or business.

Certain United States Federal Income Tax Consequences

The certification requirement referred to in the preceding paragraph will be fulfilled if you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

If you are engaged in a trade or business in the United States and if the income on the notes is effectively connected with your conduct of such trade or business, although exempt from the withholding tax discussed in the preceding paragraph, you will generally be subject to regular United States income tax on such income in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you should consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or other disposition (including the payment at maturity) of notes will be subject to information reporting if you are not an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder). If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you would generally establish an exemption from backup withholding; however, information reporting may apply with respect to OID accrued by you on a note (even if no withholding tax applies thereto).

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the notes is eligible for relief under Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. The notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. Minimum initial purchase from UBS Securities LLC and UBS Financial Services Inc. will be $10,000 and in increments of $1,000 above that amount. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at a discount of up to 0.75% from the original issue price applicable to the offered notes. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the notes against payment for the notes on the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the sixth business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS
__________________________________

Page
Preliminary Prospectus Supplement
Prospectus Supplement Summary	S-1
Risk Factors	S-8
Value of the Notes	S-11
Specific Terms of the Notes	S-12
Use of Proceeds and Hedging	S-17
Capitalization of UBS	S-18
Certain United States Federal Income Tax
Consequences	S-19
ERISA Considerations	S-22
Supplemental Plan of Distribution	S-23

Prospectus
Introduction	3
Cautionary Note Regarding Forward
Looking Information	5
Incorporation of Information About
UBS AG	7
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against
UBS AG, Its Management and Others	9
Capitalization of UBS	9
UBS	10
Use of Proceeds	12
Description of Debt Securities We May
Offer	13
Description of Warrants We May Offer	35
Legal Ownership and Book-Entry
Issuance	52
Considerations Relating to Indexed
Securities	57
Considerations Relating to Securities Denominated or
Payable in or Linked
to a Non-U.S. Dollar Currency	60
U.S. Tax Considerations	63
Tax Considerations Under the Laws of
Switzerland	74
ERISA Considerations	76
Plan of Distribution	77
Validity of the Securities	80
Experts	80

Partially-Protected
Bear Yield Notes

UBS AG $28,000,000 90% Principal Protected
Senior Notes linked to the 10-Year Constant
Maturity U.S. Treasury Rate due October 27, 2006

Prospectus Supplement

April 21, 2005
(To Prospectus dated February 27, 2003)

UBS Investment Bank
UBS Financial Services Inc.